NINTH AMENDMENT

TO

GENERAL AGENT SALES AGREEMENT

NINTH AMENDMENT TO GENERAL AGENT SALES AGREEMENT dated as of November 1, 2011 by and between AXA EQUITABLE LIFE INSURANCE COMPANY (“AXA Equitable”), formerly known as The Equitable Life Assurance Society of the United States, a New York stock life insurance company, having offices at 1290 Avenue of the Americas, New York, New York 10104, and AXA NETWORK, LLC, a Delaware limited liability company having offices at 4251 Crums Mill Road, Harrisburg, Pennsylvania 17112 and the AXA Network subsidiaries executing this Agreement below (collectively, the “General Agent”).

AXA Equitable and the General Agent hereby modify and amend the General Agent Sales Agreement dated as of January 1, 2000 between them, as previously amended (the “Sales Agreement”), as follows:

1. Schedule 2 of Exhibit A of the Sales Agreement is hereby amended and restated in its entirety as more particularly attached hereto to establish the compensation rate payable by AXA Equitable to the General Agent on sales of AXA Equitable ADV individual annuity contracts from and after the date hereof.

2. Schedule 4 of Exhibit A of the Sales Agreement is hereby amended and restated in its entirety as more particularly attached hereto to establish the compensation rate payable by AXA Equitable to the General Agent in connection therewith on sales of accidental death benefit policies.

Except as modified and amended hereby, the Sales Agreement is in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Amendment to General Agent Sales Agreement to be duly executed and delivered as of the day and year first above written.

	AXA EQUITABLE LIFE INSURANCE COMPANY	AXA NETWORK, LLC AXA NETWORK OF CONNECTICUT, MAINE AND NEW YORK, LLC
By:	/s/ Richard Dziadzio	AXA NETWORK OF PUERTO RICO, INC.
	Richard Dziadzio Senior Executive Vice President and Chief Financial Officer	AXA NETWORK INSURANCE AGENCY OF TEXAS, INC.
		By:	/s/ Manish Agarwal
Manish Agarwal President

Exhibit A

Amended and Restated Schedule 3

EFFECTIVE AS OF November 1, 2011

General Agent Compensation

for

Individual Qualified and Non-Qualified Annuity Sales and Servicing

This Amended and Restated Schedule 3 of Exhibit A is effective as of November 1, 2011 and is attached to and made part of the Ninth Amendment to General Agent Sales Agreement dated as of November 1, 2011 by and between AXA Equitable Life Insurance Company and AXA Network, LLC, et al.

Compensation to the General Agent in connection with the sale and servicing of all annuity contracts other than tax qualified periodic premium annuity contracts will be calculated on a contract by contract and certificate by certificate basis. Compensation paid hereunder will be allocated to commissions and expense allowances as the parties may from time to time agree consistent with the provisions of Section 4228 of the New York State Insurance Law. From and after January 1, 2003 total compensation to the General Agent in respect of the sale and servicing of each such annuity contract or certificate, other than Accumulator Advisor contracts, will be a percentage of the consideration received by AXA Equitable in respect of such contract or certificate as more particularly set forth in the following table:

Commissions on Annuities other than Seven Pay SPIA (PHI Code: 6551) and ADV Annuities

Type of Consideration	Percentage
First Policy Year	8.5%

Renewal Years	8.5%

Commissions on Seven Pay SPIA (PHI Code 6551)

Type of Consideration	Percentage
First Policy Year	2.5%

Commissions on ADV Annuities

Type of Consideration	Percentage
First Policy Year	1.8%

Renewal Years	1.8%

AMENDED AND RESTATED EXHIBIT A

SCHEDULE 4

EFFECTIVE AS OF November 1, 2011

General Agent Compensation for Health Insurance Sales and Servicing

This Amended and Restated Schedule 4 of Exhibit A is effective as of November 1, 2011and is attached to and made part of the Ninth Amendment to General Agent Sales Agreement dated as of November 1, 2011by and between The Equitable Life Assurance Society of the United States and AXA Network, LLC.

Compensation to the General Agent in connection with the sale and servicing of all health insurance contracts and policies will be calculated on a contract by contract and policy by policy basis. Total compensation to the General Agent in respect of the sale and servicing of each health insurance contract or policy will be a percentage of the premiums received by Equitable in respect of such contract or policy as more particularly set forth in the following table:

Type of Contract or Policy	Percentage
Major Medical Policies	10.0%

Disability Income Policies
First Year Premiums	99.0%
Renewal Year Premiums
Years 2-10	20.0%
Years 11 on	10.0%

Accidental Death Policies
First Year Premiums
Independent Mail Marketing	110.0%
Integrated Mail Marketing	85.0%
Renewal Year Premiums	0.0%